Exhibit 10.18

Unit Appreciation Right Agreement

This Unit Appreciation Right Agreement (the “Agreement”) is dated as of (DATE) (the “Grant Date”) and is made by and between Quantum Space, LLC, a Delaware limited liability company (the “Company”), and the Participant whose name appears on the signature page to this Agreement (the “Participant”). Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Amended and Restated Quantum Space, LLC Unit Appreciation Right Plan (the “Plan”).

Witnesseth:

Whereas, the Board of Directors has adopted the Plan to motivate Employees by providing them with performance-related incentives;

Whereas, the Board of Directors has approved the grant to Participant of a Unit Appreciation Right which, under certain circumstances, would entitle Participant to a cash payment with respect to each vested Unit subject to this Unit Appreciation Right in an amount equal to the excess, if any, of (i) the Company Unit Sale Price in connection with a Company Sale over (ii) the Base Amount specified herein; and

Whereas, Participant and the Company desire to enter into an agreement to evidence and confirm the grant of such Unit Appreciation Right on the terms and conditions set forth herein.

Now, therefore, to evidence the Unit Appreciation Right so granted, and to set forth the terms and conditions governing such Unit Appreciation Right, the Company and Participant hereby agree as follows:

1. Confirmation of Grant; Base Amount; Plan Controls

The Company hereby evidences and confirms its grant to Participant, effective as of the Effective Date (the “Grant Date”), of a Unit Appreciation Right covering the number of Units set forth on the signature page hereof. The Unit Appreciation Right shall have the Base Amount set forth on the signature page to this Agreement, subject to adjustments as provided in the Plan. The Unit Appreciation Right granted hereunder is being issued pursuant to and in accordance with the Plan and, as such, is subject in all respects to the Plan, all of the terms of which are made a part of and incorporated into this Agreement. In the event of any conflict between any term of this Agreement and the terms of the Plan or the LLC Agreement, the terms of the LLC Agreement and Plan (in that order) shall control.

2. Vesting; Repurchase and Forfeiture

(a) Vesting Generally.

(i) The Units subject to the Unit Appreciation Right shall vest as follows (A) 10% of the Units subject to the Unit Appreciation Right shall vest on the first anniversary of the Grant Date; (B) 15% of the Units subject to the Unit Appreciation Right shall vest on the second anniversary of the Grant Date; (C) 20% of the Units subject to the Unit Appreciation Right shall vest on the third anniversary of the Grant Date; (D) 25% of the Units subject to the Unit Appreciation Right shall vest on the fourth anniversary of the Grant Date; and (E) 30% of the Units subject to the Unit Appreciation Right shall vest on the fifth anniversary of the Grant Date (each such date, a “Vesting Date”); provided, that (x) Participant continues to comply with the applicable terms of any restrictive covenants by which Participant may be bound in favor of the Company Group, including, without limitation, those set forth in Section 6 hereof (any such restrictive covenants, the “Restrictive Covenants”), and (y) Participant remains in continuous active service with the Company Group and has not had a Termination of Service through each such Vesting Date.

(ii) If a Company Unit Sale is consummated prior to the last Vesting Date, the Units subject to the Unit Appreciation Right, to the extent not already vested, shall vest immediately prior to, but contingent upon, the consummation of a Company Unit Sale; provided, that (A) Participant continues to comply with the Restrictive Covenants, and (B) Participant remains in continuous active service with the Company Group and has not had a Termination of Service through such Company Unit Sale.

(b) Repurchase and Forfeiture. Notwithstanding any other provision of this Agreement, all Units subject to the Unit Appreciation Right shall be subject to the repurchase and forfeiture provisions set forth in Section 3 hereof and Article VIII of the Plan.

3. Termination of the Unit Appreciation Right

(a) Normal Termination Date. Unless earlier terminated pursuant to Section 3(b), the Unit Appreciation Right shall terminate and be cancelled on the 7 h anniversary of the Grant Date (the “Normal Termination Date”) without payment of any consideration therefor if a Company Sale has not occurred prior to such date.

(b) Early Termination.

(i) For Cause; Restrictive Covenant Breach. Notwithstanding anything to the contrary contained herein, in the Plan, or otherwise, any Units (whether vested or unvested) subject to the Unit Appreciation Right will be immediately forfeited without consideration upon (A) Participant’s Termination of Service for Cause at any time, or (B) Participant’s breach of any Restrictive Covenants, in each case, without any further action on the part of Participant, the Company, any Subsidiary, or otherwise.

(ii) For Any Other Reason. In the event Participant’s service is terminated for any reason other than as set forth in Section 3(b)(i), (A) the vested Units subject to the Unit Appreciation Right shall remain subject to the cancellation and forfeiture provisions set forth in Article VIII of the Plan, and (B) the unvested Units subject to the Unit Appreciation Right shall be immediately forfeited and cancelled without consideration on the date of Participant’s Termination of Service without any further action on the part of Participant, the Company, any Subsidiary, or otherwise. In the event the Company does not elect to exercise the cancellation right set forth in Article VIII of the Plan with respect to the vested Units subject to the Unit Appreciation Right, and subject to Participant (or Participant’s estate or legal representative, as applicable) (x) executing and delivering (and not revoking) a general release of claims in favor of the Company and its Subsidiaries within 30 days of the date of the expiration of the Cancellation Notice Period, and (y) continuing to comply with the applicable terms of any Restrictive Covenants, the vested Units subject to the Unit Appreciation Right will remain outstanding until the Normal Termination Date (such period, the “Tail Period”), and Participant (or Participant’s estate or legal representative, as applicable) will remain eligible to receive a payment with respect to the vested Units subject to the Unit Appreciation Right in accordance with Section 5 in the event a Company Sale is consummated during the Tail Period. For clarity, in the event a Company Sale is not consummated during the Tail Period, the vested Units subject to the Unit Appreciation Right will be immediately and automatically forfeited and cancelled without consideration upon the expiration of the Tail Period without any further action on the part of Participant (or Participant’s estate or legal representative, as applicable), the Company, any Subsidiary, or otherwise.

4. Restrictions Transferability of the Unit Appreciation Right

The Unit Appreciation Right may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

5. Payment on Company Unit Sale

(a) Payment. Subject to (x) the continuous active employment or engagement of Participant by the Company or a Subsidiary through a Company Sale (except as otherwise expressly set forth in Section 3(b)(ii) hereof), (y) Participant’s continuous compliance with the applicable terms of any Restrictive Covenants, and (z) in connection with such Company Sale, Participant executing and delivering (and not revoking) (A) a general release of claims in favor of the Company and its Subsidiaries and other relevant within 30 days of the effective date of such Company Sale and (B) if requested by the Company, an agreement acknowledging escrows, earn outs, holdbacks or other contingencies applicable to the Company Sale, appointing a representative to act on the Participant’s behalf following the Company Sale with respect to matters relating to the Company Sale, and/or agreeing to or acknowledging any indemnification or other agreements or obligations required of recipients of proceeds pursuant to the Company Sale, the Unit Appreciation Right shall be cancelled in exchange for a payment in cash of an amount with respect to each vested Unit subject to this Unit Appreciation Right in an amount equal to the excess, if any, of (i) the Company Unit Sale Price in connection with such Company Sale over (ii) the Base Amount specified herein, multiplied by the number of vested Units held by the Participant as of the effective time of such Company Sale (the “Company Unit Sale Payment”). Such payment shall be made within thirty (30) days the effective date of the Company Unit Sale (but in no event prior to the effective date of the release specified in sub-clause (z) above and in no event later than March 15 of the year following the year the Company Sale closes); provided, that, in the event any portion of the Company Unit Sale Price is paid to the Company or its Members at a date later than the effective date of the Company Sale (e.g., any escrowed amounts or earnouts), a corresponding pro rata portion of the Company Unit Sale Payment shall be paid to Participant within 30 days of receipt of such portion of the Company Unit Sale Price by the Company or its Unit holders, as applicable and only to the extent that such payments are actually made to holders of Incentive Units of the Company; provided, that, unless otherwise permitted by section 409A of the Code, no portion of the Company Unit Sale Payment shall be payable after the fifth anniversary of the Company Unit Sale. Further, notwithstanding anything herein to the contrary, if, in connection with any Company Sale, holders of Units receive consideration in a form other than cash, then, in the Committee’s sole discretion, payments made hereunder (or any portion thereof) may be made to Participant in the form of such other consideration or property, and the form of such consideration need not be identical for each Participant under the Plan.

(b) Limitation on Benefits. Notwithstanding anything to the contrary contained in the Plan, this Agreement or any other agreement or arrangement between the Company or any Subsidiary and Participant, (i) to the extent that any of the payments and benefits provided for under the Plan, this Agreement or any other agreement or arrangement between the Company and Participant (collectively, the “Payments”) would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to section 4999 of the Code, and (ii) if and to the extent any Payments in respect of the Unit Appreciation Right would, absent application of this clause (ii), be an excess parachute payment, such Unit Appreciation Right shall not accelerate in the event of a Change in Control (notwithstanding Section 5(a)). If Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to the immediately preceding sentences would not be so reduced or eliminated, as the case may be, if the shareholder approval requirements of section 280G(b)(5) of the Code are capable of being satisfied, the Company shall use its commercially reasonable efforts to cause such payments to be submitted for such approval prior to the Change in Control giving rise to such payments.

6. Restrictive Covenants

(a) Unauthorized Disclosure.

(i) During Participant’s employment or engagement with the Company Group (as defined below) (the “Engagement Period”) and following any termination thereof, without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event Participant shall use Participant’s best efforts to consult with the Company or any of its Subsidiaries or Affiliates (collectively, the “Company Group”) prior to responding to any such order or subpoena, where permitted under applicable law, except as required in the good faith performance of Participant’s duties for the Company, and subject to Section 6(a)(ii), Participant shall not use or disclose to any third Person (as defined below) any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to members of the boards of directors/managers of the Company Group, the Company Group, or to the management of the Company Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (a) relating to the Company Group or (b) that the Company Group may receive belonging to customers or others who do business with the Company Group (collectively, “Proprietary Information”), unless such Proprietary Information (x) arises from Participant’s general training, knowledge, skill or experience, whether gained on the job or otherwise, (y) has been previously disclosed to the public generally, is in the public domain, is readily ascertainable to the public, or has been rightfully received by Participant from a third party who is authorized to make such disclosure, or (z) that Participant otherwise has a right to disclose as legally protected conduct, in each case, other than by reason of Participant’s breach of this Section 6(a).

(ii) In addition, nothing in this Agreement is intended to or shall limit Participant’s (i) ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency” and together, the “Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; (ii) right to receive an award for information provided to any Government Agencies; (iii) right to exercise any rights Participant may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in protected concerted activity, including collective action or discussion concerning wages or working conditions, or the right to file an unfair labor practice charge; or (iv) right to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Participant has reason to believe is unlawful.

(b) Non-Competition. During the Restriction Period, Participant shall not, directly or indirectly, (i) invest in, finance or own any interest in (except as a passive owner of less than five-percent of the outstanding stock of any publicly-traded corporation) any Business, (ii) operate, develop, control, or manage or prepare to operate, develop, control or manage any Business, or (iii) render services to any Business, in any capacity, whether as an employee, consultant, contractor, partner, shareholder, member, director, manager, officer or otherwise, which involves the same or similar types of services Participant performed for the Company Group during the last two years prior to the Termination of Service or that involves executive, financial, strategic, or operational duties, or in which Participant could reasonably be expected to use or disclose Proprietary Information; in each case, (i), (ii), and (iii), in the Restricted Territory.

(c) Non-Solicitation of Company Personnel. During the Restriction Period, Participant shall not, directly or indirectly, for Participant’s own account or for the account of any other Person, except in the good faith performance of Participant’s responsibilities for the Company Group, (i) hire, employ or engage any Company Personnel in any capacity to engage in, provide services for, or prepare to engage in or provide services for any Business, (ii) solicit or attempt to solicit for employment, termination or hire any Company Personnel to engage in, provide services for, or prepare to engage in or provide services for any Business, (iii) otherwise interfere with the relationship of the Company Group with any Company Personnel, or (iv) induce any Company Personnel to engage in any activity which Participant is prohibited from engaging in under any of this Section 6 or to terminate such Company Personnel’s employment or engagement with the Company Group.

(d) Non-Solicitation of Business Relationships. During the Restriction Period, Participant shall not, directly or indirectly, for Participant’s own account or for the account of any other Person, (i) solicit business from any Business Relationship or offer to provide any Business Relationship any products or services that are similar to or competitive with any products or services offered by the Company Group or that are similar to or competitive with any products or services the Company Group has plans to offer of which Participant is aware, (ii) interfere with the Company Group’s relationship with, or establish or attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company Group with, any Business Relationship or investor of any member of the Company Group.

(e) Definitions. As used in this Section 6, the following terms shall have the following meanings:

(i) The term “Affiliates” means, with respect to any specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such Specified Person, of which Participant was aware at any time during the Restriction Period was affiliated with the Company.

(ii) The term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company Group, in each case at any time prior to the Termination of Service, except for any product or service for which Participant had no involvement and about which Participant received no Proprietary Information.

(iii) The term “Business Relationship” shall mean any Person who or that (x) is or was at any time during the one (1) year period prior to the Termination of Service a customer, client, distributor, supplier or vendor of the Company Group of whom Participant learned, with whom Participant had business contact or about whom Participant obtained Proprietary Information at any time during the Engagement Period, or (y) is a prospective customer, supplier, or vendor of the Company of whom Participant learned, with whom Participant had business contact, or about whom Participant obtained Proprietary Information as part of a solicitation of business on behalf of the Company Group at any time during the one (1) year period prior to the Termination of Service.

(iv) The term “Company Personnel” shall mean each natural person who is or was employed by or otherwise engaged to perform services for the Company Group (x) at any time during the Engagement Period (in the case of such prohibited activity occurring during such time) or (y) during the twelve month period preceding such prohibited activity (in the case of such prohibited activity occurring during the Restriction Period but after the date of Participant’s Termination of Service), excluding any person with whom Participant had no contact and about whom Participant acquired no information during the Engagement Period.

(v) The term “Person” shall mean any natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

(vi) The term “Restriction Period” shall mean the period beginning on the date hereof and ending 12 months after the Termination of Service.

(vii) The term “Restricted Territory” means (i) the United States, and (ii) each city, county, state, territory and country in which (a) Participant provided services or had a material presence or influence at any time during the last two years prior to the Termination of Service, or (b) the Company Group is engaged in or has plans to engage in the Business as of the Termination of Service of which Participant was aware.

(viii) The term “Subsidiaries” means (i) any corporation in which the Company owns, directly or indirectly, stock possessing more than 50% of the total combined voting power of all classes of stock entitled to vote of such corporation or more than 50% of the total value of shares of all classes of stock of such corporation and (ii) any other business organization, regardless of form, in which the Company possesses, directly or indirectly, more than 50% of the total combined equity interests of such organization.

(ix) The term “Termination of Service” means the date on which Participant ceases providing any services for the Company Group.

(f) Works for Hire.

(i) Generally. Participant agrees that the Company Group shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by Participant (either alone or with others) during the period of Participant’s engagement with the Company Group (collectively “Developments”); provided, however, that the Company Group shall not own Developments for which no equipment, supplies, facility, trade secret information or Proprietary Information of the Company was used and which were developed entirely on Participant’s time, and (A) which do not relate (I) to the business of the Company Group or (II) to the actual or demonstrably anticipated research or development of the Company Group, and (B) which do not result from any work performed by Participant for the Company Group.

(ii) Disclosure; Assignment. Subject to Section 6(e)(i), Participant will promptly and fully disclose to the Company Group, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by Participant, either alone or jointly with others during the period of Participant’s engagement with the Company Group. Participant hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Participant shall further assist the Company Group, at the Company Group’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Participant hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Participant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Participant.

(iii) Copyright Act; Moral Rights. In addition, and not in contravention of Section 6(e)(i) or Section 6(e)(ii), Participant acknowledges that all original works of authorship which are made by Participant (solely or jointly with others) within the scope of engagement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC §101). To the extent allowed by law, this Section 6(e)(iii) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent Participant retains any such Moral Rights under applicable law, Participant hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law. Participant will confirm any such waivers and consents from time to time as requested by the Company Group.

(g) Authorized Disclosure. Section 1833(b) of Title 18 of the United States Code states “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purposes of reporting or investigating a suspended violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal, and (ii) does not disclose a trade secret, except pursuant to court order.”

(h) Non-Disparagement. Participant agrees that, subject to Section 6(a)(ii) above, Participant shall neither, directly or indirectly, (i) make any sharp, public, disparaging attacks on the quality of the Company Group’s products, services or business policies in a manner reasonably calculated to harm the Company Group’s reputation and reduce its income, or (ii) make statements about the Company Group, or its officers, directors or employees that are knowingly false or made with reckless disregard for the truth.

(i) Return of Documents. In the event of the termination of Participant’s engagement or earlier upon the Company’s request, Participant shall promptly deliver to the Company (i) all property of the Company Group then in Participant’s possession; and (ii) all documents and data of any nature and in whatever medium of the Company Group, and Participant shall not take with Participant any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Proprietary Information.

(j) Certain Acknowledgments; Injunctive Relief with Respect to Covenants.

(i) Certain Acknowledgements. Participant acknowledges and agrees that Participant will have a prominent role in the development of the goodwill of the Company Group, and has and will establish and develop relations and contacts with the principal business relationships of the Company Group in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Participant to compete unfairly with, the Company Group and that (i) in the course of Participant’s engagement with the Company Group, Participant will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company Group in the United States of America and the rest of the world that could be used to compete unfairly with the Company Group; (ii) the covenants and restrictions contained in Section 6 are intended to protect the legitimate interests of the Company Group in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Participant desires to be bound by such covenants and restrictions.

(ii) Injunctive Relief. Participant acknowledges and agrees that the covenants, obligations and agreements of Participant contained in Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company Group irreparable injury for which adequate remedies are not available at law. Therefore, Participant agrees that the Company Group shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Participant from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company Group may have.

(iii) Acknowledgement. Participant acknowledges receiving written notice of this Agreement and a copy of the Agreement to review, in accordance with Delaware law. Notwithstanding anything to the contrary, neither this Agreement nor the consideration provided to Participant for Participant’s signing and abiding by this Agreement shall become effective until after fourteen (14) days have passed since Participant’s execution of this Agreement. The fifteenth date after Participant signs this Agreement shall be the “Effective Date”.

7. Representations and Warranties of the Company

The Company represents and warrants to Participant that (a) the Company has been duly formed and is an existing limited liability company in good standing under the laws of the State of Delaware; and (b) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

8. Miscellaneous

(a) Binding Effect; Benefits; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. This Agreement shall also inure to the benefit of each Company Group member. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement, the Company Group, and their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Participant without the prior written consent of the Company. The Company may assign its rights and remedies to any successor, affiliate or other person or entity without Participant’s prior written consent.

(b) Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by Participant and the Company; provided, however, that, without Participant’s consent, the Board of Directors may amend (such amendment to have the minimum economic effect necessary, as determined by the Board of Directors in its sole discretion) this Agreement in such a manner as may be necessary or appropriate to avoid having the Unit Appreciation Right become subject to the penalty provisions of section 409A of the Code.

(c) Invalidity; Blue Pencil. If for any reason one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Participant and the Company agree that the covenants contained in Section 6 of this Agreement are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to modify such provision or provisions of these covenants which are not reasonable and to enforce the covenants as so amended.

(d) Consent to Electronic Delivery. By executing this Agreement, Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Unit Appreciation Rights via Company web site or other electronic delivery.

(e) Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any otherwise governing principles of conflicts of law. The Parties agree that all disputes arising under this Agreement shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Delaware, and Participant hereby agrees to consent to the personal jurisdiction of such court. The Company and Participant each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(f) Counterparts; Section Headings. This Agreement may be executed in any number of counterparts, each of which is an original, but all of which together constitute but one and the same instrument. The parties hereto agree to accept a signed facsimile or portable document format copy of this Agreement as a fully binding original. Except as otherwise indicated, references herein to any “Section” means a “Section” of this Agreement, and the section headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof

(g) Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A of the Code and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. To the extent that any amounts hereunder are payable following the closing of a Company Sale (e.g., any escrowed amounts or earnouts), such payments shall be made on the same schedule and under the same terms and conditions as apply to payments made to the Company’s unitholders, generally in connection with the Company Sale and all such payments shall be paid not later than five years after the Company Sale, unless any such amounts remain subject to a substantial risk of forfeiture for purposes of Section 409A of the Code at that time. In the event that amounts are subject to such a substantial risk of forfeiture at the end of such five year period, such amounts shall be paid to Participants as soon as reasonably practicable after the substantial risk of forfeiture lapses, but in no event later than March 15th of the year following the year in which such substantial risk of forfeiture lapses. The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any payments under any provisions of this Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the 20 percent additional tax under Section 409A of the Code.

(h) Tax Withholding. Participant shall, not later than the date as of which any payment hereunder becomes a taxable event for United States Federal income tax purposes, to the extent necessary, pay to the Company or make arrangements satisfactory to the Company for payment of any United States Federal and local taxes required by law to be withheld on account of such taxable event. Participant acknowledges and agrees that the Company has the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

(i) No Contract for Continuing Services. The Plan and this Agreement shall not be construed as creating any contract for continued services between the Company Group and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or other service provider of the Company Group.

-- Signature page follows --

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first above written.

Quantum Space, LLC

By:
Name:
Title:

Participant:

Name:

Address:

Number of Units
subject to the Unit
Appreciation Right:	[●]

Base Amount:	$[●] per Unit